Exhibit 99.1

NEWS RELEASE for November 10, 2011 at 4:00 PM EST

Contact:	Allen & Caron Inc	Gail M. Sasaki
	Jill Bertotti (investors)	Chief Financial Officer
	jill@allencaron.com	Netlist, Inc.
	Len Hall (media)	(949) 435-0025
len@allencaron.com
(949) 474-4300

NETLIST REPORTS THIRD QUARTER, NINE-MONTH RESULTS

Achieves Adjusted EBITDA Breakeven; Net Loss Narrows;

Year-over-Year Quarterly Revenues Up 55 Percent; Gross Profit Up 83 Percent

IRVINE, CA (November 10, 2011) . . . Netlist, Inc. (NASDAQ: NLST) today reported financial results for the third quarter and nine months ended October 1, 2011.

Revenues for the third quarter ended October 1, 2011, were $16.3 million, up 55 percent from revenues of $10.6 million for the third quarter ended October 2, 2010.  Gross profit for the third quarter ended October 1, 2011, was $5.5 million, or 34 percent of revenues, compared to a gross profit of $3.0 million, or 29 percent of revenues, for the third quarter ended October 2, 2010, an increase of 83 percent.

Adjusted EBITDA (Earnings Before Interest, Taxes, Depreciation and Amortization) after adding back net interest expense, income taxes, depreciation, amortization, stock-based compensation and net non-operating income was $32,000 for the third quarter ended October 1, 2011, compared to an adjusted EBITDA loss of $4.0 million for the prior year period.

Net loss for the third quarter ended October 1, 2011, was $1.0 million, or $0.04 loss per share, an improvement of 79 percent compared to the net loss in the prior year period of $4.9 million, or $0.20 loss per share.  These results include stock-based compensation expense in the third quarter ended October 1, 2011, of $0.5 million compared with $0.4 million in the year-earlier period.

Chief Executive Officer C.K. Hong said, “Last quarter, we continued to execute on our base business and extended the trend of improving financial performance. We expanded our gross profit, decreased our operating loss and achieved EBITDA breakeven.  In addition to all of the progress made in the third quarter, we are preparing to roll out several major items at next week’s Super Computing conference — SC11 — in Seattle, including demonstration of a powerful new product platform and announcement of important industry partnerships.”

Revenues for the nine months ended October 1, 2011, were $44.3 million, up 60 percent from revenues of $27.8 million for the nine months ended October 2, 2010.  Gross profit for the nine months ended October 1, 2011, was $14.3 million, or 32 percent of revenues, compared to a gross profit of $6.7 million, or 24 percent of revenues, for the nine months ended October 2, 2010, an increase of 114 percent for the period.

Adjusted EBITDA loss after adding back net interest expense (income), income taxes, depreciation, amortization, stock-based compensation and net non-operating expense (income) was $2.2 million for the first nine months ended October 1, 2011, compared to an adjusted EBITDA loss of $9.8 million for the prior year period.

Net loss for the nine months ended October 1, 2011, was $5.4 million, or $0.22 loss per share, compared to a net loss in the prior year period of $11.9 million, or $0.51 loss per share.  These results include stock-based compensation expense of $1.2 million for both periods.

As of October 1, 2011, cash, cash equivalents, and investments in marketable securities were $11 million, total assets were $31 million, working capital was $16 million, total debt was $4 million, and stockholders’ equity was $18 million.

Conference Call Information

As previously announced, Netlist is conducting a conference call today to be broadcast live over the Internet at 5:00 pm Eastern Time to discuss and review the financial results for the third quarter and nine months ended October 1, 2011.  The dial-in number for the call is 1-877-941-4775.  The live webcast and archived replay of the call can be accessed in the Investors section of Netlist’s website at www.netlist.com.

Note Regarding Use of Non-GAAP Financial Measures

Certain of the information set forth herein, including EBITDA and adjusted EBITDA, may be considered non-GAAP financial measures. Netlist believes this information is useful to investors because it provides a basis for measuring Netlist’s available capital resources, the operating performance of Netlist’s business and Netlist’s cash flow, excluding depreciation, amortization and share-based compensation that would normally be included in the most directly comparable measures calculated and presented in accordance with Generally Accepted Accounting Principles. Netlist’s management uses these non-GAAP financial measures along with the most directly comparable GAAP financial measures in evaluating Netlist’s operating performance, capital resources and cash flow. Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information presented in compliance with GAAP, and non-financial measures as reported by Netlist may not be comparable to similarly titled amounts reported by other companies.

About Netlist:

Netlist, Inc. designs and manufactures high-performance, logic-based memory subsystems for server and storage applications for cloud computing. Netlist’s flagship products include HyperCloud™, a patented memory technology that breaks traditional memory barriers, NVvault™ family of products that enables data retention during power interruption, EXPRESSvault™, a PCI Express backup/recovery solution for cache data protection and a robust portfolio of high performance and specialty memory subsystems including HyperStream, VLP (very low profile) DIMMs and Planar-X RDIMMs.

Netlist develops technology solutions for customer applications in which high-speed, high-capacity, small form factor and heat dissipation are key requirements for system memory. These customers include OEMs that design and build tower servers, rack-mounted servers, blade servers, high-performance computing clusters, engineering workstations and telecommunications equipment. Founded in 2000, Netlist is headquartered in Irvine, CA with manufacturing facilities in Suzhou, People’s Republic of China. Learn more at www.netlist.com.

Safe Harbor Statement:

This news release contains forward-looking statements regarding future events and the future performance of Netlist. These forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those expected or projected. These risks and uncertainties include, but are not limited to, risks associated with the launch and commercial success of our products, programs and technologies; the success of product partnerships; continuing development, qualification and volume production of EXPRESSvault™, NVvault™, HyperCloud™, HyperStream and VLP Planar-X RDIMM; the rapidly-changing nature of technology; risks associated with intellectual property, including the costs and unpredictability of litigation over infringement of our intellectual property and the possibility of the Company’s patents being re-examined by the United States Patent and Trademark office; volatility in the pricing of DRAM ICs and NAND; changes in and uncertainty of customer acceptance of, and demand for, our existing products and products under development, including uncertainty of and/or delays in product orders and product qualifications; delays in the Company’s and its customers’ product releases and development; introductions of new products by competitors; changes in end-user demand for technology solutions; the Company’s ability to attract and retain skilled personnel; the Company’s reliance on suppliers of critical components; fluctuations in the market price of critical components; evolving industry standards; and the political and regulatory environment in the People’s Republic of China. Other risks and uncertainties are described in the Company’s quarterly report on Form 10-Q for the quarter ended July 1, 2011, and subsequent filings with the U.S. Securities and Exchange Commission made by the Company from time to time. Except as required by law, Netlist undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

TABLES FOLLOW

Netlist, Inc.

Unaudited Condensed Consolidated Statements of Operations

(in thousands, except per share amounts)

	Three Months Ended		Nine Months Ended
	October 1,	October 2	October 1,	October 2,
	2011	2010	2011	2010
Net sales	$16,347	$10,565	$44,348	$27,759
Cost of sales(1)	10,819	7,545	30,079	21,103
Gross profit	5,528	3,020	14,269	6,656
Operating expenses:
Research and development(1)	3,983	4,958	11,422	11,156
Selling, general and administrative(1)	2,511	2,986	8,011	8,163
Total operating expenses	6,494	7,944	19,433	19,319
Operating loss	(966)	(4,924)	(5,164)	(12,663)
Other (expense) income:
Interest (expense) income, net	(72)	(3)	(147)	1
Other (expense) income, net	1	—	(58)	71
Total other (expense) income, net	(71)	(3)	(205)	72
Loss before provision (benefit) for income taxes	(1,037)	(4,927)	(5,369)	(12,591)
Provision (benefit) for income taxes	2	12	3	(713)
Net loss	$(1,039)	$(4,939)	$(5,372)	$(11,878)
Net loss per common share:
Basic and diluted	$(0.04)	$(0.20)	$(0.22)	$(0.51)

Weighted-average common shares outstanding:
Basic and diluted	25,029	24,799	24,966	23,422

(1)  Amounts include stock-based compensation expense as follows:

Cost of sales	$21	$11	$51	$33
Research and development	178	134	466	297
Selling, general and administrative	265	268	706	891

MORE-MORE-MORE

Netlist, Inc.

Unaudited Condensed Consolidated Balance Sheets

(in thousands)

	October 1,	January 1,
	2011	2011
Current assets:
Cash and cash equivalents	$10,102	$14,210
Investments in marketable securities	—	824
Accounts receivable, net	6,792	6,451
Inventories	8,877	4,509
Prepaid expenses and other current assets	1,337	1,396
Total current assets	27,108	27,390

Property and equipment, net	2,950	4,077
Long-term investments in marketable securities	450	890
Other assets	200	337
Total assets	$30,708	$32,694

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$6,290	$6,256
Accrued payroll and related liabilities	1,747	1,762
Accrued expenses and other current liabilities	431	369
Accrued engineering charges	736	638
Current portion of long-term debt	2,079	674
Total current liabilities	11,283	9,699
Long-term debt, net of current portion	1,591	1,063
Other liabilities	88	85
Total liabilities	12,962	10,847
Commitments and contingencies
Stockholders’ equity:
Common stock, $0.001 par value - 90,000 shares authorized; 25,459 (2011) and 25,284 (2010) shares issued and outstanding	25	25
Additional paid-in capital	90,286	89,074
Accumulated deficit	(72,513)	(67,141)
Accumulated other comprehensive loss	(52)	(111)
Total stockholders’ equity	17,746	21,847
Total liabilities and stockholders’ equity	$30,708	$32,694

MORE-MORE-MORE

Netlist, Inc.

Schedule Reconciling GAAP Net Loss to Non-GAAP EBITDA and Adjusted EBITDA

(in thousands, except per share amounts)

	Three Months Ended		Nine Months Ended
	October 1,	October 2,	October 1,	October 2,
	2011	2010	2011	2010

GAAP net loss	$(1,039)	$(4,939)	$(5,372)	$(11,878)

Interest expense (income), net	72	3	147	(1)
Provision (benefit) for income taxes	2	12	3	(713)
Depreciation and amortization	534	561	1,717	1,691

EBITDA	(431)	(4,363)	(3,505)	(10,901)

Stock-based compensation	464	413	1,223	1,221
Other expense (income), net	(1)	—	58	(71)

Adjusted EBITDA	$32	$(3,950)	$(2,224)	$(9,751)

The table above reconciles net loss to EBITDA and Adjusted EBITDA.  EBITDA is defined as net loss before net interest expense (income), income taxes, and depreciation and amortization. Adjusted EBITDA is defined as EBITDA before net non-operating expense (income) and stock-based compensation expense. Although EBITDA and Adjusted EBITDA are not measures of performance calculated in accordance with GAAP, management believes that it is useful to Netlist, Inc. and to an investor in evaluating the Company because it is a widely used measure to evaluate a company’s operating performance.

# # # #